Exhibit 99.1

22nd Century Group (XXII) Secures $21 Million Debt Financing to Expand Working Capital for Growth Initiatives

Supports Accelerated Expansion of VLN Multi-State Retail Channels, GVB Global Ingredients and CDMO Business

BUFFALO, N.Y., March 3, 2023 — 22nd Century Group, Inc. (Nasdaq: XXII), the world’s leading biotechnology company dedicated to improving health with reduced nicotine tobacco and advanced plant technologies in both hemp/cannabis and hops, today announced a new $21 million senior secured debenture financing to support increased working capital needs related to the significant growth outlook in both its VLN® and GVB business lines. The new three-year financing was issued at 5% original issuance discount (OID), will bear cash interest at a rate of 7% per annum, and commence principal amortization in the second year at a rate of 2% of the original balance per month. The Company has the option to redeem the facility early starting in the second year.

“We anticipate significant revenue growth in both of our core business lines, and believe this financing will provide the appropriate working capital for the year ahead,” said Hugh Kinsman, chief financial officer. “New retail partners already in talks to launch VLN® in additional states as part of our national-scale distribution capabilities are expected to l increase our manufacturing and inventory requirements. Additionally, the continued growth in customer demand at GVB has increased our capital needs for bulk ingredients and inventory going forward.”

For its VLN® products, the Company recently announced the first of multiple national-scale distribution partners that will begin forward stocking of VLN® inventory at warehouses located across the country. These new distribution partners support several multi-state retail chains seeking to launch sales of 22nd Century’s reduced nicotine content cigarette products. The company is on track to launch VLN® in up to 18 states by the end of 2023 with an expanded list of retail partners..

Said John Miller, president of tobacco products at 22nd Century Group, “Our VLN® launch has continued to evolve and expand well beyond our initial plan based on the strong consumer and industry response to our unique VLN® reduced nicotine content cigarettes. The addition of national-level distribution partners was driven by a strategic pivot to collaborate with several retail chains seeking to launch our VLN® brand on a multi-state basis in 2023, including the largest U.S. state markets we have targeted. It is important to ensure adequate working capital to support the stocking and inventory needs associated with these programs as they begin to roll out.”

22nd Century’s GVB business is also planning for rapid expansion in 2023, with both traditional ingredient sales activities and new CDMO opportunities to extend its leadership position in the growing hemp/cannabis industry.

“Customer demand for our high-quality CBD extracts and ingredients has scaled steadily, even after our Grass Valley fire last November. We believe that GVB is now the largest buyer of bulk CBD crude extract and seller of finished ingredients in North America. Our dominant position in ingredients has also increased demand for our CDMO capabilities with multiple leading consumer CPBD product brands wanting to centralize with a complete, vertically integrated solution from product design to finished goods and even retail category management through our increasing distribution capabilities,” said James A. Mish, chief executive officer.

In conjunction with the new credit facility, 22nd Century has also extended the maturity of $2.7 million in legacy seller notes assumed with its acquisition of GVB Biopharma to mid-2024. The Company will file a Form 8-K with the Securities and Exchange Commission with complete details of the new debt facility and the terms of the refinanced legacy seller notes.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading biotechnology company focused on utilizing advanced alkaloid plant technologies to improve health and wellness through tobacco harm reduction, reduced nicotine tobacco, hemp/cannabis and hops. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release including statements relating to significant future revenue growth in the VLN and GVB business lines, increase in working capital needs and sufficiency of financing to meet those increased needs, expected increase in manufacturing and inventory requirements, the expected launch of VLNs in 18 states by the end of 2023 and belief that GVB is the largest buyer of bulk CBD crude extract and seller of finished ingredients in North America, are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022, and in the Company’s Quarterly Report filed on November 8, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

22nd Century Group, Inc.

Investor Relations

mkreps@xxiicentury.com

214-597-8200